Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANNEXON, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Annexon, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

1.
The Amended and Restated Certificate of Incorporation is hereby amended by deleting the second sentence of Article IV Section 1 thereof and inserting the following in lieu thereof:

“The total number of shares that the Corporation is authorized to issue is 505,000,000, of which 500,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.”

2.
The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this eleventh day of June, 2026.

Annexon, Inc.

By: _/s/ Douglas Love_______________

Name: Douglas Love, Esq.

Title: Chief Executive Officer